Exhibit (99.18)

ISSN 1718-8369

Volume 2, number 11	May 2, 2008

AS AT FEBRUARY 29, 2008

February 2008 highlights

☐            The budgetary balance for February 2008 indicates that revenue is running $1.2 billion ahead of expenditure.

☐            Budgetary revenue amounts to $5.7 billion, an increase of $683 million compared to last year. Own-source revenue stands at $4.5 billion, while federal transfers amount to $1.2 billion.

☐            Program spending is up by $271 million compared to February 2007 and stands at $3.8 billion. This increase is attributable, in particular, to the rise in spending relating to the health and social services network.

☐            Debt service stands at $566 million, up $17 million compared to February 2007.

☐            Payments to the Generations Fund amount to $56 million, up $32 million compared to last year, excluding the impact of the additional payment of $500 million made in February 2007.

	February [1]		April to February [1]		March 2008 Budget
	2007 [2]	2008	2006-2007 [2]	2007-2008	2007-2008	Growth %

BUDGETARY REVENUE
Own-source revenue	4 079	4 445	43 964	44 990	49 295	- 0.8
Federal transfers	927	1 244	10 058	12 354	13 625	23.7
Total	5 006	5 689	54 022	57 344	62 920	3.7
BUDGETARY EXPENDITURE
Program spending	- 3 493	- 3 764	- 46 377	- 48 884	- 54 635	5.5
Debt service	- 549	- 566	- 6 282	- 6 393	- 7 003	0.0
Total	- 4 042	- 4 330	- 52 659	- 55 277	- 61 638	4.8
NET RESULTS OF CONSOLIDATED ENTITIES [3]	38	- 104	255	- 73	- 162	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	1 002	1 255	1 618	1 994	1 120	—
Payments to the Generations Fund [4]	- 524	- 56	- 547	- 545	- 603	—
Budgetary reserve	—	0	—	200	- 517	—
BUDGETARY BALANCE [5]	478	1 199	1 071	1 649	0	—

1              See the note on the accounting reform on the next page.

2              Some figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

3              Includes the net results of the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

4              The Generations Fund began operations on January 1, 2007.

5              Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

Cumulative results as at February 29, 2008

Budgetary balance

☐            For the first 11 months of the current year, the budgetary balance shows revenue exceeding expenditure by $1.6 billion. This is an increase of $578 million compared to last year’s results.

Budgetary revenue

☐            Budgetary revenue since the beginning of the year amounts to $57.3 billion, an increase of $3.3 billion compared to the same period last year.

☐            Own-source revenue stands at $45.0 billion, $1.0 billion more than as at February 28, 2007. This improvement is attributable in particular to economic growth, resulting in increased revenue from personal income tax and the sales tax.

☐            Federal transfers amount to $12.3 billion for the first 11 months of the current fiscal year, an increase of $2.3 billion compared to the same period in 2006-2007.

Budgetary expenditure

☐            As at February 29, 2008, budgetary expenditure amounts to $55.3 billion, an increase of $2.6 billion compared to last year.

☐            Program spending is up by $2.5 billion compared to last year and stands at $48.9 billion. The most significant changes are in the Health and Social Services ($1.5 billion) and the Education and Culture ($556 million) missions.

☐            Debt service amounts to $6.4 billion, up $111 million compared to February 28, 2007.

Generations Fund

☐            Payments to the Generations Fund amount to $545 million, including the additional payment of $200 million from the budgetary reserve.

Net financial requirements

☐            For the period from April 2007 to February 2008, consolidated net financial requirements stand at $819 million.

—           The increase of $986 million compared to the same period in 2006-2007 stems chiefly from the dividend Hydro-Québec paid to the government in February 2007.

Note on the accounting reform

☐	The results for the month of February 2008 and the year 2007-2008 reflect the changes made to the accounting practices as part of the accounting reform announced on December 11, 2007.

☐

The comparative figures for 2006-2007 have not been restated to reflect the changes made by the accounting reform. The impact of the reform in 2007-2008 shown in the 2008-2009 Budget Plan has been established at $853 million.[1] Accordingly, caution is required when making comparisons between 2006-2007 and 2007-2008.

1

See the 2008-2009 Budget Plan, Section C – The Government’s Budgetary and Financial Stance, March 13, 2008 and the fall 2007 Update on Québec’s Economic and Financial Situation for more information on the impact of the accounting reform.

	February			April to February
	2007	2008	Changes	2006-2007	2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	4 079	4 445	366	43 964	44 990	1 026
Federal transfers	927	1 244	317	10 058	12 354	2 296
Total	5 006	5 689	683	54 022	57 344	3 322
BUDGETARY EXPENDITURE
Program spending	- 3 493	- 3 764	- 271	- 46 377	- 48 884	- 2 507
Debt service	- 549	- 566	- 17	- 6 282	- 6 393	- 111
Total	- 4 042	- 4 330	- 288	- 52 659	- 55 277	- 2 618
NET RESULTS OF CONSOLIDATED ENTITIES	38	- 104	- 142	255	- 73	- 328
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	1 002	1 255	253	1 618	1 994	376
Deposit of dedicated revenues in the Generations Fund	- 24	- 56	- 32	- 47	- 345	- 298
Additional deposit in the Generations Fund	- 500	0	500	- 500	- 200	300
Budgetary reserve	—	0	0	—	200	200
BUDGETARY BALANCE [1]	478	1 199	721	1 071	1 649	578
Revenue dedicated to the Generations Fund	524	56	- 468	547	345	- 202
CONSOLIDATED BUDGETARY BALANCE	1 002	1 255	253	1 618	1 994	376
Consolidated non-budgetary surplus (requirements)	1 987	553	- 1 434	- 1 451	- 2 813	- 1 362
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 989	1 808	- 1 181	167	- 819	- 986

1            Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

	February			April to February
Revenue by source	2007	2008	Changes %	2006-2007	2007-2008	Changes %
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 529	1 605	5.0	16 332	17 141	5.0
Contributions to Health Services Fund	400	476	19.0	4 628	4 951	7.0
Corporate taxes	531	949	78.7	3 800	4 278	12.6
Consumption taxes	720	603	- 16.3	11 418	11 816	3.5
Other sources	232	220	- 5.2	2 235	2 370	6.0
Total	3 412	3 853	12.9	38 413	40 556	5.6
Revenue from government enterprises	667	592	- 11.2	5 551	4 434	- 20.1
Total own-source revenue	4 079	4 445	9.0	43 964	44 990	2.3
Federal transfers
Equalization	467	596	27.6	5 073	6 563	29.4
Health transfers	311	375	20.6	3 322	3 549	6.8
Transfers for post-secondary education
and other social programs	93	159	71.0	966	1 356	40.4
Other programs	56	114	—	697	886	27.1
Total federal transfers	927	1 244	34.2	10 058	12 354	22.8
TOTAL BUDGETARY REVENUE	5 006	5 689	13.6	54 022	57 344	6.1

	February			April to February
Expenditures by mission	2007	2008	Changes %	2006-2007	2007-2008	Changes %
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 596	1 701	6.6	19 979	21 462	7.4
Education and Culture	795	829	4.3	12 351	12 907	4.5
Economy and Environment	386	410	6.2	5 321	5 646	6.1
Support for Individuals and Families	430	442	2.8	4 724	4 870	3.1
Administration and Justice	286	382	33.6	4 002	3 999	- 0.1
Total program spending	3 493	3 764	7.8	46 377	48 884	5.4
Debt service	549	566	3.1	6 282	6 393	1.8
TOTAL BUDGETARY EXPENDITURE	4 042	4 330	7.1	52 659	55 277	5.0

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.